
                                                                                                   EXHIBIT 12

                                           SBC COMMUNICATIONS INC.
                             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                             Dollars in Millions


                                                                   YEAR ENDED DECEMBER 31,
                                                --------------------------------------------------------------

                                                     1998         1997        1996        1995          1994
                                                --------------------------------------------------------------
Income Before Income Taxes,
   Extraordinary Loss and Cumulative
   Effect of Accounting Changes*                 $  6,318     $  2,558     $ 5,283     $ 4,670      $  4,403
     Add: Interest Expense                            993        1,043         901       1,043         1,010
          Dividends on Preferred Securities            80           80          60           -             -
          1/3 Rental Expense                          147          129         115          85            93
                                                ------------ -----------  ----------- -----------  -----------

     Adjusted Earnings                           $  7,538     $  3,810     $ 6,359     $ 5,798      $  5,506
                                                ============ ===========  =========== ===========  ===========


Total Interest Charges                           $  1,052     $  1,168     $ 1,043     $ 1,048      $  1,010
Dividends on Preferred Securities                      80           80          60           -             -
1/3 Rental Expense                                    147          129         115          85            93
                                                ------------ -----------  ----------- -----------  -----------

     Adjusted Fixed Charges                      $  1,279     $  1,377     $ 1,218     $ 1,133      $  1,103
                                                ============ ===========  =========== ===========  ===========


Ratio of Earnings to Fixed Charges                   5.89         2.77        5.22        5.12          4.99


* Undistributed earnings on investments accounted for under the equity method have been excluded.